Exhibit 97

Arrow Electronics, Inc.

Dodd-Frank Compensation Clawback Policy

(Adopted and approved on September 13, 2023, and effective as of October 2, 2023)

A.	Recoupment:

In the event that Arrow Electronics, Inc. (the “Company”) is required to undertake a Restatement, the Company shall reasonably promptly recover all Recoverable Compensation from any Covered Person during the Applicable Period (including those Covered Persons who are not Executive Officers at the time of the Restatement), unless the Compensation Committee determines it Impracticable to do so, after exercising a normal due process review of all the relevant facts and circumstances. Such recovery shall be made without regard to any individual knowledge or responsibility related to the Restatement or the Recoverable Compensation.

The Compensation Committee shall administer this Policy (the “Policy”) and, subject to applicable law, shall recoup such Recoverable Compensation as described below.

B.	Definitions:

For purposes of this Policy, the following terms shall have the following meanings:

Applicable Period. “Applicable Period” means the three (3) completed fiscal years of the Company immediately preceding the earlier of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes (or reasonably should have concluded) that a Restatement is required; or (ii) on the date a regulator, court or other legally authorized entity directs the Company to undertake a Restatement. The “Applicable Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three (3) completed fiscal years identified in the preceding sentence; provided that a transition period between the last day of the Company’s previous fiscal year-end and the first day of its new fiscal year that comprises a period of nine to 12 months will be deemed a completed fiscal year.

Board. “Board” means the Board of Directors of the Company.

Compensation Committee. “Compensation Committee” means the Company’s committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the Board.

Covered Person. “Covered Person” means any person who is, or was at any time, during the performance period applicable to the Incentive-Based Compensation in question, an Executive Officer of the Company.

Executive Officer. “Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including an officer of the Company’s parent(s) or subsidiaries) who performs similar policy-making functions for the Company.

Financial Reporting Measure. “Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the

Company’s financial statements (including “non-GAAP” financial measures, such as those appearing in the Company’s earnings releases or Management Discussion and Analysis), and any measure that is derived wholly or in part from such measure, including stock price and total shareholder return. For the avoidance of doubt, a measure need not be presented in the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission in order to be considered a Financial Reporting Measure.

Impracticable. The Compensation Committee may determine in good faith that recovery of Recoverable Compensation is “Impracticable” if: (i) recovery would violate a home country law that was adopted prior to November 28, 2022, and the Company provides an opinion of home country counsel, acceptable to the Company’s listing exchange, to that effect to the Company’s listing exchange; (ii) the direct expense paid to a third party to assist in enforcing this Policy would exceed the Recoverable Compensation and the Company has (A) made a reasonable attempt to recover such amounts and (B) provided documentation of such attempt(s) to recover to the Company’s listing exchange; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Incentive-Based Compensation. “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation does not include any base salaries (except with respect to any salary increases earned wholly or in part based on the attainment of a Financial Reporting Measure performance goal); bonuses paid solely at the discretion of the Compensation Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal; bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period; non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures; and equity awards that vest solely based on the passage of time and/or attaining one or more non-Financial Reporting Measures.

Received. Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained or purportedly attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

Recoverable Compensation. “Recoverable Compensation” means the amount of any Incentive-Based Compensation (calculated on a pre-tax basis) Received by a Covered Person during the Applicable Period that is in excess of the amount that otherwise would have been Received if the calculation were based on the Restatement. For the avoidance of doubt, Recoverable Compensation does not include any Incentive-Based Compensation Received by a person (i) before such person began service in a position or capacity meeting the definition of a “Covered Person,” (ii) if such person did not meet the definition of a “Covered Person” at any time during the Applicable Period, or (iii) during any period the Company did not have a class of its securities listed on a national securities exchange or a national securities association. For the avoidance of doubt, Recoverable Compensation may include Incentive-Based Compensation Received by a person while serving as an employee if such person previously served as an Executive Officer and then transitioned to an employee role. For the avoidance of doubt, if the subject Incentive-Based Compensation (calculated on a pre-tax basis) was based on stock price or total shareholder return, where the Recoverable Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the Recoverable Compensation must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, and documentation of such reasonable estimate must be provided to the Company’s listing exchange.

Restatement. “Restatement” means an accounting restatement of any of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, regardless of whether Company or Covered Person misconduct was the cause for such restatement. “Restatement” includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements).

C.	Means of Recoupment and Failure to Repay:

The Compensation Committee shall have discretion to determine the appropriate means of recoupment of Recoverable Compensation, which may include without limitation (and in no specific order of priority): (i) recoupment of cash or shares of Company stock; (ii) forfeiture of unvested cash or equity awards (including those subject to service-based and/or performance-based vesting conditions); (iii) cancellation of outstanding vested cash or equity awards (including those for which service-based and/or performance-based vesting conditions have been satisfied); (iv) offsetting of other amounts owed to the Covered Person; (v) reduction of future compensation; and (vi) any other remedial or recovery action permitted by law. Notwithstanding the foregoing, the Company makes no guarantee as to the impact of the recoupment of Recoverable Compensation pursuant to this Policy under Section 409A of the Internal Revenue Code of 1986, as amended, and shall have no liability with respect thereto. For the avoidance of doubt, appropriate means of recoupment may be with respect to amounts approved, awarded, or granted prior to the Effective Date. Except as set forth in this Policy, in no event may the Company accept an amount that is less than the amount of Recoverable Compensation in satisfaction of a Covered Person’s obligations hereunder.

To the extent that a Covered Person fails to repay all Recoverable Compensation to the Company when due, the Company shall take all actions reasonable and appropriate to recoup such Recoverable Compensation from the applicable Covered Person. The applicable Covered Person may, in the Compensation Committee’s discretion, be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recouping such Recoverable Compensation, and, in the event the Compensation Committee exercises such discretion, the applicable Covered Person shall reimburse the Company for any and all expenses reasonably incurred, as described above.

D.	Other Actions and Recoupment:

Notwithstanding the terms of any other policy, program, agreement, or arrangement, in no event will the Company or any of its affiliates indemnify or reimburse a Covered Person for any loss under this Policy (including any claims relating to the Company’s enforcement of rights under this Policy) and in no event shall the Company or any of its affiliates pay premiums on any insurance policy that would cover a Covered Person’s potential obligations with respect to Recoverable Compensation under this Policy.

E.	Acknowledgment by Covered Persons:

To the extent required by the Compensation Committee, each Covered Person shall be required to sign and return to the Company the acknowledgment form attached hereto as Exhibit A pursuant to which such Covered Person will agree to be bound by the terms of, and comply with, this Policy. For the avoidance of doubt, each Covered Person shall be fully bound by, and must comply with, the Policy, whether or not such Covered Person has executed and returned such acknowledgment form to the Company.

F.	Other Laws:

The remedies under this Policy are in addition to, and not in lieu of, any legal and equitable claims the Company or any of its affiliates may have or any actions that may be imposed by law enforcement agencies, regulators, administrative bodies, or other authorities. Further, the exercise by the Compensation Committee of any rights pursuant to this Policy shall be without prejudice to any other rights that the Company or the Compensation Committee may have with respect to any Executive Officer or other Covered Person subject to this Policy, including, but not limited to, any rights that the Company or the Compensation Committee may have under the Company’s Incentive Compensation Clawback Policy. To the extent applicable, this Policy will be administered in a manner that complies with law and listing exchange requirements and shall be interpreted and construed accordingly. Notwithstanding the foregoing, there shall be no duplication of recovery of the same Recoverable Compensation under this Policy and under any other such rights or remedies the Company has with respect to the Covered Person.

G.	Amendment; Termination:

Subject to Section H hereof, the Board or the Compensation Committee may amend or terminate this Policy at any time.

H.	Interpretation; Enforcement:

This Policy will be interpreted and enforced, and appropriate disclosures and other filings with respect to this Policy will be made, in accordance with Rule 10D-1 of the Securities Exchange Act of 1934, as amended, and the Company’s exchange listing standards, and to the extent this Policy is in any manner deemed inconsistent with such rule or the listing standards, this Policy shall be treated as retroactively amended to be compliant with the such rule and listing standards.

I.	Effectiveness:

Except as otherwise set forth above, all Incentive-Based Compensation received by Covered Persons on or after October 2, 2023, shall be subject to this Policy.

EXHIBIT A

DODD-FRANK COMPENSATION CLAWBACK POLICY

ACKNOWLEDGMENT FORM

Capitalized terms used but not otherwise defined in this Acknowledgment Form (this “Acknowledgment Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgment Form, the undersigned acknowledges, confirms, and agrees that the undersigned: (i) has received and reviewed a copy of the Policy; (ii) is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company; and (iii) will abide by the terms of the Policy, including, without limitation, by reasonably promptly returning any Recoverable Compensation to the Company as required by the Policy, as determined by the Compensation Committee in its sole discretion.

EXECUTIVE:

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NAMEDATE